EXHIBIT 99.1

First State Financial Corporation Announces a 43 Percent Increase in Third Quarter 2006 Net Income

SARASOTA, Fla., Oct. 19, 2006 (PRIMEZONE) -- First State Financial Corporation (Nasdaq:FSTF) reported third quarter 2006 net income of $1.4 million. This is an increase of 43% over the third quarter ended September 30, 2005, and an increase over the previous quarter ended June 30, 2006 of 3%. On a per diluted share basis, earnings were $0.23 for the third quarter of 2006, $0.23 for the second quarter of 2006, and $0.16 for the third quarter of 2005. Diluted earnings per share for the third quarter of 2006 increased 44% over the third quarter 2005.

"We are pleased with our earnings for the third quarter. We have been able to overcome some softness in the real estate market due to our aggressive calling effort. We continue to maintain excellent credit quality and feel we are well-poised to finish 2006 strongly," said Corey J. Coughlin, President and CEO.

The increase in net income for the third quarter of 2006 over the respective prior year period resulted primarily from a 29% increase in net interest income from $3.6 million a year ago to $4.6 million in the current quarter. Net interest income for the third quarter ended September 30, 2006 increased 1% over the second quarter ended June 30, 2006 non-interest income of $4.5 million. The annualized net interest margin on a tax equivalent basis for the third quarter ended September 30, 2006 was 4.52%, compared to 4.69% for the previous quarter ended June 30, 2006, and 4.62% for the third quarter of 2005. The annualized net interest margin on a tax equivalent basis for the nine months ended September 30, 2006 was 4.64%, compared to 4.41% for the nine months ended September 30, 2005. The annualized net interest margin on a tax equivalent basis for the six months ended June 30, 2006 was 4.71%. The increase in net interest income from 2005 to 2006 is a result of asset growth and the maintenance of the margin through monitoring controls and effective balance sheet and risk management practices.

Non-interest expense for the third quarter of 2006 was $2.9 million, compared with $2.3 million for the third quarter of 2005, an increase of 28%. Non-interest expense for the third quarter ended September 30, 2006 increased 7% over the previous quarter ended June 30, 2006 non-interest expense of $2.7 million. The year to year increase in non-interest expense was primarily attributable to salaries and benefits. The increase in salaries and benefits is a result of growth as we have added new staff and officer positions over the past year.

As of September 30, 2006, the allowance for loan losses totaled $4.2 million, or 1.11% of total loans and 456% of non-performing loans. These figures compare with 1.03% and 414% respectively as of June 30, 2006 and 1.04% and 353% respectively as of September 30, 2005. Annualized net recoveries represented .02% of average loans for the quarter ended September 30, 2006 compared to annualized net charge-offs of .05% of average loans for the quarter ended September 30, 2005. Annualized net charge-offs represented .03% of average loans for the second quarter ended June 30, 2006.

Total assets increased 31% to $437.9 million as of September 30, 2006, compared with $335.2 million a year ago. Total asset growth since the previous quarter, June 30, 2006 was 6%. Total loans grew 0.6% to $375.0 million as of September 30, 2006 versus $372.7 the previous quarter, and $304.5 million or 23% from a year ago. Total deposits increased 9% to $385.4 million as of September 30, 2006 from $352.1 million as of June 30, 2006 and $281.0 million or 37% from a year ago.

During the third quarter of 2006, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of $0.08 per share on its common stock. The cash dividend was paid on September 29, 2006 for shareholders of record as of September 15, 2006.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from six locations, three branches in Sarasota County and three branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

                  First State Financial Corporation
         Unaudited Summary Consolidated Statements of Income
              (in thousands, except for per share data)

                                     For the            For the
                                  quarter ended       period ended
                                  September 30,       September 30,
                                 2006       2005     2006      2005
                                -------   -------   -------   -------
 Interest income                $ 8,218   $ 5,409   $22,806   $14,513
 Interest expense                 3,635     1,854     9,468     4,972
 Net interest income              4,583     3,555    13,338     9,541
 Provision for loan loss            305       255       985       480
 Non-interest income                784       541     2,181     1,539
 Non-interest expense             2,931     2,298     8,348     6,410
 Income before income tax
  expense                         2,131     1,543     6,186     4,190
 Income tax expense                 752       579     2,310     1,575
 Net income                     $ 1,379   $   964   $ 3,876   $ 2,615

 Basic earnings per share       $  0.24   $  0.16   $  0.66   $  0.44
 Diluted earnings per share     $  0.23   $  0.16   $  0.66   $  0.44

 Selected financial data
 (in thousands except for per share data)

                                           For the period ended
                                                September 30,
                                             2006          2005
                                          ----------    ----------
 Average loans outstanding                $  358,810    $  258,701
 Average earning assets                   $  386,645    $  289,383
 Return on average assets                       1.28%         1.16%
 Return on average equity                      11.21%         8.13%
 Net interest margin on a fully
  tax equivalent basis                          4.64%         4.41%

 Weighted average diluted shares           5,909,451     5,885,761

                                               At September 30,
                                              2006           2005
                                           ----------     ----------
 Book Value                                $     8.09     $     7.44
 End of period shares outstanding           5,874,050      5,863,265

 Total earning assets                      $  420,604     $  319,955
 Total assets                              $  437,934     $  335,154
 Total stockholders equity                 $   47,504     $   43,650

 Net loan (charge-offs) / recoveries            ($229)          ($27)
 Non-accrual loans                         $      910     $      902
 Non-accrual loans as a % of total loans         0.24%          0.30%

CONTACT: First State Financial Corporation
         Corey J. Coughlin, President and CEO
         (941) 929-9000
         ccoughlin@firststatefl.com